Exhibit 5.1

2001 ROSS AVENUE	ABU DHABI	HOUSTON
DALLAS, TEXAS	AUSTIN	LONDON
75201-2980	BEIJING	MOSCOW
	BRUSSELS	NEW YORK
TEL +1	DALLAS	PALO ALTO
214.953.6500	DUBAI	RIO DE JANEIRO
FAX +1	HONG KONG	RIYADH
214.953.6503		WASHINGTON
BakerBotts.com

March 19, 2014

EnLink Midstream Partners, LP

2501 Cedar Springs Rd.

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the offering and sale of $1.2 billion aggregate principal amount of the Partnership’s senior notes (the “Notes”), consisting of $400.0 million aggregate principal amount of its 2.700% senior notes due 2019, $450.0 million aggregate principal amount of its 4.400% senior notes due 2024 and $350.0 million aggregate principal amount of its 5.600% senior notes due 2044, pursuant to that certain Underwriting Agreement dated March 12, 2014 (the “Underwriting Agreement”) by and among the Partnership and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”).

We refer to the registration statement on Form S-3, as amended (Registration Statement No. 333-194465), with respect to the Notes being sold by the Partnership (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The final prospectus supplement dated March 12, 2014 (the “Prospectus Supplement”), which together with the accompanying prospectus dated March 10, 2014 (the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinion hereinafter expressed, we examined (i) the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of March 23, 2007, as amended to date, (ii) the Underwriting Agreement, (iii) the Indenture, dated March 19, 2014, between the Partnership and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture (the “First Supplemental Indenture”), dated March 19, 2014 (as so supplemented, the “Indenture”), (iv) partnership records and documents, (v) certificates of the Partnership, certain of its affiliates and public officials, (vi) statutes and (vii) other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Notes constitute valid and legally binding obligations of the

Partnership, enforceable against the Partnership in accordance with their terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (iii) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the laws of the State of New York, the laws of the State of Texas, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and applicable federal law of the United States of America, in each case as in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K dated the date hereof.  We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus and to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K dated the date hereof.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.